Filed Pursuant To Rule 424(b)(3)
File No. 333-168407

PREFERRED APARTMENT COMMUNITIES, INC.
SUPPLEMENT NO. 1 DATED APRIL 15, 2011
TO THE PROSPECTUS DATED MARCH 31, 2011

This prospectus supplement (this “Supplement No. 1”) is part of the prospectus of Preferred Apartment Communities, Inc. (the “Company”, “we” or “our”), dated March 31, 2011 (the “Prospectus”).  This Supplement No. 1 supplements, modifies or supersedes certain information contained in our Prospectus.  This Supplement No. 1 provides information that should be deemed a part of, and should be read in conjunction with, the Prospectus.  This Supplement No. 1 will be delivered with the Prospectus.

The purpose of this Supplement No. 1 is to disclose the Company’s execution of a reinstatement and second amendment to purchase and sale agreement to purchase an apartment community in Hampton, Virginia.

Description of Real Estate Investments

The following information is added at the end of the disclosure under the heading, “Description of Real Estate Investments” that begins on page 97 of the Prospectus.

Oxford Trail Apartments

On April 6, 2011, the Company, through Trail Creek Apartments, LLC, a wholly owned subsidiary of the Company’s operating partnership, entered into a reinstatement and second amendment to purchase and sale agreement with Oxford Trail JV, LLC, a Delaware limited liability company, to acquire a fee-simple interest in a multifamily apartment community located in Hampton, Virginia, or Oxford Trail Apartments.

Oxford Trail Apartments is an existing multifamily apartment community consisting of 204 units located in Hampton, Virginia.  The community consists of 20 two-story townhome buildings on approximately 16.92 acres.  Oxford Trail Apartments is comprised of a unit mix of 84 one-bedroom townhomes and 120 two-bedroom townhomes.  The property was constructed in 2006 and its townhomes have an average size of 984 square feet.  We have no present intention of making any major renovations to the property.

There are currently seven other apartment communities in the area that we believe are competitive with Oxford Trail Apartments, with five of those properties located within approximately two to three miles of Oxford Trail Apartments.  Including Oxford Trail Apartments, these eight properties total 1,854 units, have an average unit size of 999 square feet and an average year of construction of 2004.  In addition to existing competitive properties, the market in which Oxford Trail Apartments is located currently has two properties under construction or planned that total 446 units.  In addition to the specific competitive conditions described above, general competitive conditions affecting Oxford Trail Apartments include those identified in the section entitled “Competition” included elsewhere in this prospectus.

The total expected acquisition cost of Oxford Trail Apartments is expected to be $23.5 million and the mortgage debt with respect thereto is expected to total approximately $15.3 million.

It is expected that this acquisition will be consummated on April 29, 2011.  The purchase price for the property will be paid from proceeds of the offerings, with the balance thereof being paid from planned debt financing activities.  We initially entered into a purchase and sale agreement with Oxford Trail JV, LLC in December 2010, but we terminated this agreement on December 22, 2010.  The purchase and sale agreement was reinstated by mutual agreement of the parties on January 6, 2011.  We again terminated the purchase and sale agreement on February 4, 2011.  The agreement executed on April 6, 2011 reinstates and amends the original agreement, as amended.

Under the contract to purchase Oxford Trail Apartments, our inspection period has ended and, with respect to each property and transaction, the following conditions must be met prior to the closing of such transaction:  (1) the closing must be on April 29, 2011, unless mutually agreed otherwise; (2) the payment of the purchase price; (3) receipt of title insurance policies satisfactory to us; (4) delivery of a limited warranty deed of the fee-simple interest in the property to us; (5) delivery to us of certain required affidavits and certifications; (6) payment of any transfer taxes by sellers; (7) delivery to us of all contracts; (8) delivery to us of all leases; (9) delivery to us of all deposits; (10) delivery to us of an executed closing statement; (11) delivery to us of the seller’s files; (12) delivery to us of a certified updated rent roll; (13) delivery to us of all keys related to the property; (14) all representations and warranties of the seller are materially true and correct on the closing date; (15) improvements to the property shall be in substantially the same condition on the closing date as they were on the effective date of the contract (subject to normal wear and tear); (16) the property shall have no encumbrances other than specific permitted exceptions; and (17) all apartment units vacated more than 15 days prior to closing shall be in “rent-ready” condition.

The total acquisition price, excluding acquisition-related and financing-related transaction costs, will be approximately $23.5 million. In connection with the purchase of these two assets, Preferred Apartment Advisors, LLC, our manager, will receive an acquisition fee equal to 1% of the total purchase price, or approximately $0.23 million. Other closing and financing related costs are expected to be approximately $1 million, including approximately $0.35 million for minor deferred maintenance and minor capital expenditures.

In connection with the acquisition, Trail Creek Apartments, LLC entered into a rate lock agreement for a non-recourse first mortgage loan (the "Loan") on the property from Freddie Mac at approximately 65% of the total purchase price of the property, or approximately $15.3 million.  In connection with the rate lock agreement, Trail Creek Apartments, LLC paid a fee equal to 2% of the anticipated proceeds of the Loan, or approximately $305,500, which payment will be reimbursed at the closing of the Loan.  The Loan will have a 30-year amortization period, mature in seven years, and will bear interest on a floating rate with a spread of 2.80% per annum over 30-day LIBOR.  The Loan will require monthly installments of interest only through the first three years and monthly installments of principal and interest throughout the remainder of the stated term.  The Loan will only be secured by Oxford Trail Apartments and there will be no guaranties by the Company or PAC-OP.  The Loan will mature in May 2018, at which time the balance of approximately $14.3 million will be due on the Loan, assuming no prior principal prepayment on the Loan.

We expect that the initial basis in the property for federal income tax purposes will be equal to the purchase price.  We plan to depreciate the property for federal income tax purposes on a straight-line basis using an estimated useful life of 27.5 years.

All the leased space is residential with leases ranging from an initial term of three months to one year.  The average historical occupancy rate (determined by the total number of units actually occupied at the specified point in time indicated) for the last five years is as follows:

At December 31, 2010	97.3%
At December 31, 2009	94.8%
At December 31, 2008	92.1%
At December 31, 2007	69.3%
At December 31, 2006	7.2%

No tenants occupy 10% or more of Oxford Trail Apartments.

The average historical effective net annual rental rate per unit (including any tenant concessions and abatements) at the property is as follows:

Year ending December 31, 2010	$12,528
Year ending December 31, 2009	$12,336
Year ending December 31, 2008	$12,360
Year ending December 31, 2007	$11,808
Year ending December 31, 2006	$12,180

Property taxes paid on Oxford Trail Apartments for the fiscal year ended December 31, 2010 were $240,893.  Oxford Trail Apartments was subject to a tax rate of 1.04% of its assessed value.

Under a contract with our manager, the property manager will act as property manager of Oxford Trail Apartments.  Upon our acquisition, we believe that Oxford Trail Apartments will be adequately insured.